Exhibit 5.1

OSWALD & YAP LLP
Lawyers
16148 Sand Canyon
Irvine, California  92618
Telephone: (949) 788-8900
Fax:  (949) 788-8980
Correspondence sent by:	Sender’s email:
Arrin Langdon, Esq.	adl@oswald-yap.com

August 9, 2011

OxySure Systems, Inc.
10880 John W. Elliot Drive, Suite 600
Frisco, Texas  75034

Dear Ladies and Gentlemen:

We have acted as counsel to OxySure Systems, Inc., a Delaware corporation (the “Corporation”), in connection with the preparation of the Registration Statement on Form S-1 File No. 333-159402 (the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registrations of up to 8,915,565 shares of the Corporation’s common stock, including common stock issuable upon the conversion of the Corporation’s preferred stock (collectively the “Common Stock”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with our opinion, we have considered such questions of law and have examined such documents as we have deemed necessary to enable us to render the opinions contained herein.

Based upon the foregoing, we are of the opinion that the shares of Common Stock when sold by the Corporation and the selling stockholders named in the Registration Statement to the public will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as exhibit 5.1 to the Registration Statement.

Respectfully yours, Oswald & Yap LLP /s/ Oswald & Yap LLP